Exhibit 99.1

September 22, 2008

Dear Fellow Shareholders:

We would like to take this opportunity to provide you with an update on the accomplishments achieved at Modigene over the last 12 months as well as our future plans. During this period, Modigene advanced its lead preclinical programs, increased the company’s financial resources through a capital infusion and the award of potentially sizeable non-dilutive development grants, witnessed a major clinical validation of the potential of the technology underlying its programs and strengthened its Board of Directors. Modigene is now well positioned to execute on its product development plans, which we believe have the potential to generate significant value for our shareholders.

Product & Clinical Development

We made substantial progress over the past year in advancing our lead product candidates based on our CTP technology that has the potential to significantly increase the duration of action of therapeutic proteins, and we anticipate filing an IND for our first human clinical trial in the first quarter of next year.

Long-Acting Human Growth Hormone: Currently available human growth hormone for treating growth hormone deficiency in children must be injected daily. Our human growth hormone drug candidate, hGH-CTP, has a potential to be injected only once every one or two weeks, providing a significant benefit to patients and their families. The market potential is large—the current estimated market size for short-acting growth hormones is $2.2 billion. During the past year, we successfully developed a small-scale production process for hGH-CTP in Modigene’s laboratories. The process is currently being scaled-up and product is now being prepared for pre-clinical and clinical development. We anticipate submitting an IND to the FDA for regulatory permission to initiate clinical trials in Q1/2009. We expect a Phase I trial to be completed in about 90 days.

Long-Acting Interferon-β: Interferon-ß is a mainstay of treatment for multiple sclerosis. Our drug candidate IFN-ß-CTP has an almost 10-fold duration in the blood in animal models compared to the current commercial product. The current estimated market for interferon-β is $4.3 billion. We are now completing the small-scale development process for IFN-ß-CTP. We expect to file an IND for our IFN-ß-CTP in Q3/2009, and to initiate clinical trials soon thereafter.

Long-Acting EPO: Despite an eventful year and some turmoil in the erythropoietin (EPO) market, EPO continues to be widely used for patients with cancer and kidney disease, and the annual EPO market is estimated at $10 billion. In validated animal models, our EPO-CTP drug candidate has a 33% greater longevity than Amgen’s commercial long-acting EPO - Aranesp®. We plan to continue the development of EPO-CTP in partnership with a leading pharmaceutical company. Negotiations with several potential partners are ongoing.

Modigene Inc. 3 Sapir Street, Weizmann Science Park, Nes Ziona Israel 74140

Exhibit 99.1

Additional Product Pipeline

Modigene is currently developing and testing long-acting versions of the following drug candidates:

GLP-1-CTP: The GLP-1 therapeutic peptide occurs naturally in the human body. It is derived from proglucagon - a hormone secreted by the intestines, and serves to maintain healthy blood sugar levels and control appetite. GLP-1 currently is marketed to treat Type 2 diabetes, acting to decrease both the weight gain and the incidence of hypoglycemia that can arise as side effects of current diabetes treatments. Its clinical use has likely been adversely impacted by the fact that in its current pharmaceutical form it has to be injected twice daily. GLP-1 also has potential in other indications such as obesity. The estimated market for short-acting GLP-1 is $0.5 million. A longer-acting version is expected to have considerably greater market potential.

Factor VII-CTP: The main function of Factor VII is to initiate the process of blood coagulation. It is currently indicated for use in chronic haemophilia patients to control bleeding. The estimated market for short-acting Factor VII is $1.0 billion.

Phase III Validation of CTP Technology

Schering-Plough announced on July 8, 2008 that its Phase III ENGAGE trial, which assessed the efficacy and safety of a long-acting fertility drug (that uses the same CTP technology being developed by Modigene) successfully met its two primary endpoints, including successful pregnancies. This clinical trial, which included 1,509 patients, was the largest double-blind fertility trial ever conducted. In earlier studies Schering-Plough has shown that linking the naturally-occurring peptide CTP to FSH, a fertility hormone, can successfully extend the activity of the hormone, enabling a single injection of FSH-CTP to replace seven consecutive daily injections of standard FSH. Modigene has rights to the CTP technology for all but four endocrine proteins previously licensed by Schering-Plough from Washington University in St. Louis.

Schering-Plough’s Phase I, II, and III studies demonstrated that attaching the CTP peptide did not affect the therapeutic activity of FSH or cause a negative immune system response. Modigene is using the same naturally occurring CTP peptide to extend the duration of action of other therapeutic proteins and peptides. We view these findings of great significance to Modigene as they provide further clinical validation of our technology. We look forward to initiation of our clinical studies of hGH-CTP and interferon-β-CTP.

OCS Grants

Modigene has been proactive in seeking sources of non-dilutive funding for our development programs. In November 2007, we received approval from the Office of the Chief Scientist of the Israeli government (OCS) for a grant supporting the product and clinical development of our long-acting human growth hormone drug candidate. The grant will provide cash reimbursements of 30% to 50% of our development expenses for the hGH-CTP product. The project budget is estimated at $10 million over four years. In addition, in August 2008 we received approval from the OCS for a second grant supporting the first year product and clinical development of our long-acting interferon-β drug, with cash reimbursements of 40% of our development expenses. The project budget is estimated at $25 million over four years.

Modigene Inc. 3 Sapir Street, Weizmann Science Park, Nes Ziona Israel 74140

Exhibit 99.1

Liquidity & Resources

Our company’s current financial position is sound. In March, Modigene completed an equity and debt financing by members of the Frost Group on terms that we considered favorable to the company. With over $11 million of cash as of August 1, 2008, and an option to borrow up to an additional $10 million from the Frost Group, along with the non-dilutive cash grants we have been awarded from the Israeli Office of the Chief Scientist, we believe that Modigene’s capital structure is robust. Our current resources are expected to provide the company with up to two years of liquidity to support our product and clinical development plans. According to our current plans, this should be adequate to take us through the end of Phase II clinical trials with at least one of our long-acting drug candidates.

Board of Directors

We have significantly reinforced our board of directors via the appointment in March of Dr. Phillip Frost as Executive Chairman, and new directors Dr. Marian Gorecki and Mr. Steven Rubin replacing Dr. Eugene Bauer and Mr. Joel Kanter.

Dr. Frost currently serves as Chairman and CEO of OPKO Health, Inc., a publicly traded specialty healthcare company. He also serves as Chairman of Ladenburg Thalmann & Co. Inc., as Vice Chairman of Teva Pharmaceuticals, and as a director of Northrop Grumman Corporation and Continucare Corporation. He is a trustee of the University of Miami, the Scripps Research Institute, the Miami Jewish Home for the Aged and the Mount Sinai Medical Center; a regent of the Smithsonian Institute, and Vice Chairman of the Board of Governors of the American Stock Exchange. Previously, Dr. Frost was Chairman and CEO of IVAX Corporation, which he founded in1987, until the company’s acquisition by Teva Pharmaceuticals in 2006.

Dr. Marian Gorecki, a 30-year veteran of the biotechnology industry, is currently Chairman of Thrombotech, a company developing a peptide to mitigate the side effects of standard stroke treatments. Previously, Dr. Gorecki co-founded and served as General Manager and Board member of Bio Technology General (BTG), now Savient Pharmaceuticals Inc. He also served as Chairman and CEO of Mediwound Ltd., a biotechnology company developing enzyme-based products in the fields of burn and wound management. Dr. Gorecki was responsible for overseeing the clinical development, regulatory approval and commercialization of five biotechnology drugs that are currently marketed, as well as two that are now in Phase III trials. Dr. Gorecki is the inventor of 21 issued patents and author of 73 peer-reviewed scientific articles.

Steven D. Rubin, J.D., is currently Executive Vice President-Administration and a director of OPKO Health, Inc. He currently also serves as a director of SafeStitch Medical Inc., a medical device company, of Dreams Incorporated, a manufacturer and provider of licensed sports products, of Ideation Acquisition Corp., a special purpose acquisition company, of Kidville, Inc., an owner and operator of upscale learning and play facilities for children, and of Cardo Medical, an orthopaedic medical device company. Previously, he was Senior Vice President and General Counsel of IVAX.

Modigene Inc. 3 Sapir Street, Weizmann Science Park, Nes Ziona Israel 74140

Exhibit 99.1

12-Month Operating Plan

We are focused on executing our operating plan to meet a number of important milestones, with the priority of beginning Phase I clinical trials for our long acting human growth hormone and then submitting the IND for our long-acting interferon-β candidate. With a strong capital position, dedicated and experienced board and management team, and with the exciting results we have seen to date from our drug candidates, we believe Modigene is now well positioned to execute our product development plans and to begin to realize the full potential of our innovative technology. We appreciate your continuing support of Modigene and look forward to updating you on our progress in the coming months.

Sincerely,

Dr. Abraham Havron
Chief Executive Officer

Dr. Phillip Frost
Chairman

Modigene Inc.

Safe Harbor Statement: This letter contains forward-looking statements, including statements regarding the results of current studies and preclinical experiments and the effectiveness of Modigene’s long-acting protein programs and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties that may affect Modigene’s business and prospects, including the risks that Modigene may not succeed in developing any commercial products based upon its long-acting protein technology, including any long-acting versions of human growth hormone, erythropoietin, interferon beta or GLP-1; that the long-acting products in development may fail, may not achieve the expected results or effectiveness and/or may not generate data that would support the approval or marketing of these products for the indications being studied or for other indications; that ongoing studies may not continue to show substantial or any activity; that the actual dollar amount of any grants from the OCS is uncertain and is subject to policy changes of the Israeli government, and that such grants may be insufficient to assist with product development; and other risks and uncertainties that may cause results to differ materially from those set forth in the forward-looking statements. The development of any products using the CTP platform technology could also be affected by a number of other factors, including unexpected safety, efficacy or manufacturing issues, additional time requirements for data analyses and decision making, the impact of pharmaceutical industry regulation, the impact of competitive products and pricing and the impact of patents and other proprietary rights held by competitors and other third parties. In addition to the risk factors set forth above, investors should consider the economic, competitive, governmental, technological and other factors discussed in Modigene’s filings with the Securities and Exchange Commission.

Modigene Inc. 3 Sapir Street, Weizmann Science Park, Nes Ziona Israel 74140